SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant                  [X]
Filed by a Party other than the Registrant    [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive  Proxy  Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                               SHOE CARNIVAL, INC.
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                               SHOE CARNIVAL, INC.

                 NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
                           TO BE HELD ON JUNE 15, 1999




     The annual meeting of common shareholders of Shoe Carnival, Inc. will be held at the Holiday Inn Airport, 4101 North U.S. Route 41, Evansville, Indiana, on Tuesday, June 15, 1999, at 10:00 a.m., C.D.T., for the following purposes:

          (1) To elect two Directors to serve until the 2002 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying Proxy Statement;

          (2) To approve or disapprove the appointment of Deloitte & Touche LLP, as auditors for the Company for fiscal year 1999; and

          (3) To transact such other business as may properly come before the meeting.



          All common shareholders of record at the close of business on April 16, 1999 will be eligible to vote.



          It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, your proxy will be canceled at your request.





                                                  David A. Kapp, Secretary

                               SHOE CARNIVAL, INC.
                               8233 Baumgart Road
                            Evansville, Indiana 47711

                                 PROXY STATEMENT
                      Annual Meeting of Common Shareholders

                                  June 15, 1999


      This statement is being furnished to common shareholders on or about May 14, 1999, in connection with a solicitation by the Board of Directors of Shoe Carnival, Inc. (the "Company") of proxies to be voted at the annual meeting of common shareholders to be held at 10:00 a.m., C.D.T., Tuesday, June 15, 1999, at the Holiday Inn Airport, 4101 North U.S. Route 41, Evansville, Indiana, for the purposes set forth in the accompanying Notice.

     At the close of business on April 16, 1999, the record date for the meeting, there were 13,236,642 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of Directors, each common shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by giving written notice of revocation to the Company, executing a subsequently dated proxy that is delivered to the Company, or attending the annual meeting and voting in person. Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as Directors of the nominees listed under Proposal 1 and for the proposal shown as Proposal 2. Election of the Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposal 2 will be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Neither broker non-votes nor abstentions will have any effect on the vote required to approve any of the proposals.

     The Board of Directors knows of no matters, other than those reported below, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of this solicitation of proxies will be borne by the Company. Proxies may also be solicited personally or by telephone by Company employees acting without additional compensation.

                              ELECTION OF DIRECTORS

Nominees

     The Company's bylaws currently provide for five Directors divided into three classes. Two classes contain two Directors each, with the remaining class containing one Director. The term of one class expires each year. Generally, each Director serves until the annual meeting of common shareholders held in the year that is three years after such Director's election and thereafter until such Director's successor is elected and has qualified. The Director's position whose term would expire at the 2000 annual meeting of shareholders has been vacant since December 8, 1997. Although the Company intends to fill this vacancy when a suitable candidate is located, the Company does not currently have a nominee and, accordingly, this vacancy will not be filled at the annual meeting. The accompanying form of proxy cannot be voted for a greater number of persons than the two nominees listed below.

     The shareholders will be asked to elect two Directors. The Directors whose terms expire this year are J. Wayne Weaver and Gerald W. Schoor. Messrs. Weaver and Schoor have been nominated by the Board of Directors for reelection as Directors for a term to expire at the 2002 annual meeting of shareholders and until their successors are elected and have qualified. It is the intention of the persons named in the accompanying form of proxy, absent contrary instructions therein, to vote such proxy for the election to the Board of Directors of Messrs. Weaver and Schoor.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each Director has been the same for the last five years, and each Director possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by him.

                                                                                          Shares
                                                                                       Beneficially
                                                  Present                                Owned on
                                                 Principal                Director       March 31,      Percent of
          Name               Age                Occupation                  Since         1999(1)         Class
------------------------     ---    -----------------------------------   --------   ---------------   -----------

                                                NOMINEES FOR DIRECTOR
               (Nominees for three-year term to expire at the annual meeting of shareholders in 2002)
J. Wayne Weaver              64     Chairman of the Board of the            1988        4,833,230 (2)      36.6%
                                    Company, Chairman and Chief
                                    Executive Officer of Jacksonville
                                    Jaguars, LTD  (professional football
                                    franchise), and Chairman and Chief
                                    Executive Officer of LC Footwear, LLC.
                                    (footwear distributor)  (3)

Gerald W. Schoor             64     Merchant Banker                         1993            3,000 (4)         *
                                    (self-employed) (5)


                                            DIRECTORS CONTINUING IN OFFICE
                             (Term expiring at the annual meeting of shareholders in 2001)

Mark L. Lemond               44     President and Chief Executive           1988          378,370 (6)       2.8%
                                    Officer of the Company (7)

William E. Bindley           58     Chairman of the Board and               1993            1,000             *
                                    Chief Executive Officer of
                                    Bindley Western Industries, Inc.
                                    (pharmaceutical wholesale
                                    distribution company) (8)

*     Less than 1%

                                      -2-

(1) Does not include shares subject to options that are not presently exercisable (i.e., within 60 days after March 31, 1999).

(2) Includes 2,000,000 shares directly owned by Mr. Weaver's spouse, 333,230 shares owned jointly with Mr. Weaver's spouse and 500,000 shares held in a trust of which Mr. Weaver is a trustee.

(3) From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as president and chief executive officer of Nine West Group, Inc. ("Nine West"), a designer, developer and marketer of women's footwear.

(4)  Represents 3,000 shares held as co-trustee for the benefit of his spouse.

(5) Prior to January 1997 and for at least the past five years, Mr. Schoor was employed as president of Corporate Finance Associates, St. Louis (financial intermediary) and as executive vice president of National Industrial Services, Inc. (industrial asset management company).

(6) Includes 1,500 shares directly owned by Mr. Lemond's spouse and 118,333 shares issuable upon the exercise of presently exercisable options granted under the Company's 1993 Stock Option and Incentive Plan ("1993 Stock Option Plan").

(7) Mr. Lemond became the President and Chief Executive Officer of the Company on September 19, 1996. Prior to that time and for at least the past five years, Mr. Lemond served as the Company's Chief Operating Officer and/or Chief Financial Officer.

(8) Mr. Bindley also serves on the Board of Directors of Priority Healthcare Corporation, a distributor and provider to the alternate site healthcare market.


      The Board of Directors recommends a vote FOR the nominees listed above.


Meetings and Committees

     During the 1998 fiscal year, the Board of Directors of the Company held four meetings. All of the Directors were present at the meetings.

     The Company has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Compensation Committee, which met once during fiscal year 1998, consists of Messrs. Bindley and Schoor. The Stock Option Committee, which met once in fiscal year 1998, consists of Messrs. Bindley and Schoor. The Audit Committee, which met two times during fiscal year 1998, consists of Messrs. Bindley, Schoor and Lemond. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, reviewing and monitoring the provision of non-audit services by the Company's auditors and reviewing all potential conflict of interest situations, including the Company's relationships with Weaver International Footwear, Inc., LC Footwear, LLC and PL Footwear, Inc. The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of the executive officers of the Company. The Stock Option Committee is responsible for administering the Company's 1993 Stock Option Plan and Employee Stock Purchase Plan. The Board of Directors does not have a nominating committee. All of the Directors attended all of the meetings of the committees on which they served during the 1998 fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during fiscal 1998 all filing requirements applicable to its executive officers, Directors and greater than 10% shareholders were timely satisfied.

Summary Compensation Table

     The following table sets forth a summary of the compensation paid by the Company for services rendered in all capacities to the Company during each of the three most recent fiscal years, to the Company's Chief Executive Officer, and to each of the Company's four other most highly compensated executive officers, based on salary and bonuses earned during fiscal 1998 (the "Named Executive Officers").

                                             Summary Compensation Table

                                                                      Long-Term
                                                                     Compensation
                                                                     ------------
                                        Annual Compensation (1)         Awards
                                        -----------------------      ------------
                                                                      Securities
                             Fiscal                                   Underlying          All Other
Name and Principal Position  Year       Salary         Bonus(2)       Options (3)      Compensation (4)
---------------------------  -----    ----------      ---------       -----------      ----------------
Mark L. Lemond,               1998    $  390,385      $  75,000          25,000          $    3,785 (5)
President and Chief           1997       350,000        225,000               0               4,181 (6)
Executive Officer (7)         1996       293,462              0          85,000 (8)           3,831 (9)

J. Wayne Weaver,              1998    $  300,000      $       0               0          $        0
Chairman of the Board         1997       300,000              0               0                   0
                              1996       300,000              0               0                   0

Timothy T. Baker,             1998    $  175,192      $  50,000          15,000          $    3,911 (5)
Senior Vice President--       1997       155,000         30,857               0               2,616 (6)
Store Operations              1996       145,243              0          15,000                 981 (9)

Clifton E. Sifford,           1998    $  162,116      $  50,000          10,000          $    2,935 (5)
Senior Vice President--       1997       112,510         22,275          30,000              23,896 (10)
General Merchandise Manager   1996             0              0               0                   0
(11)

Larry L. Linville,            1998    $  141,154      $  22,000           7,500          $    4,771 (5)
Vice President-- Management   1997       123,077         19,000               0               4,142 (6)
Information Systems           1996       112,692              0           9,000               3,391 (9)
---------------

(1) The column for Other Annual Compensation is not included (as permitted under applicable regulations) because the perquisites and other personal benefits awarded, earned or paid to the Named Executive Officers did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each Named Executive Officer for any of the years listed.
(2) Represents bonuses earned during the fiscal year indicated, which bonuses at times have been paid in the subsequent fiscal year.
(3)  All of the amounts  reflect  option  shares.  The Company has never granted
     SARs.
(4) Except as otherwise indicated, all amounts are compensation related to life and disability insurance premiums.
(5) Of the amounts shown, $2,779 for Mr. Lemond, $2,993 for Mr. Baker, $1,972 for Mr. Sifford and $2,933 for Mr. Linville represent the Company's matching contribution under the Company's 401(k) plan.
(6) Of the amounts shown, $3,048 for Mr. Lemond, $1,669 for Mr. Baker and $2,565 for Mr. Linville represent the Company's matching contribution under the Company's 401(k) plan.
(7) Prior to becoming the Company's President and Chief Executive Officer on September 19, 1996, Mr. Lemond served as the Company's Executive Vice President -- Chief Operating Officer and Chief Financial Officer.
(8) Includes option for 35,000 shares granted on September 19, 1996, to replace option for an identical number of shares granted on February 3, 1994.
(9) Of the amounts shown, $3,002 for Mr. Lemond, $430 for Mr. Baker and $2,331 for Mr. Linville represent the Company's matching contribution under the Company's 401(k) plan.
(10) Of the amount shown, $23,370 represents reimbursement for relocation expenses.
(11) Mr.  Sifford joined the Company in April 1997.

Employment, Noncompetition and Consulting Agreements

  On April 14, 1997, The Company entered into a two-year employment agreement with Clifton E. Sifford. Under the terms of the agreement, Mr. Sifford will receive a base annual salary of $150,000 during the term of the agreement, subject to increases at the discretion of the Board of Directors, plus certain other employee benefits. The employment agreement contains noncompetition provisions which prohibit Mr. Sifford from competing with the Company during the term of the agreement. Upon termination, if such termination is at the request of the employee or is for cause, the employee will be entitled to compensation only through the date of termination. If the Company terminates Mr. Sifford without cause prior to the expiration of the employment agreement, Mr. Sifford will be entitled to receive his then current base salary through the term of the agreement. The employment agreement expired April 14, 1999.

     On January 15, 1993, the Company entered into a noncompetition agreement with J. Wayne Weaver. As long as Mr. Weaver is an executive officer or Director of the Company he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of the Company's Audit Committee. The Audit Committee has approved Mr. Weaver's association with LC Footwear, LLC. and PL Footwear, Inc. Effective February 1, 1993, Mr. Weaver became an employee of the Company at an annual salary of $300,000. Although Mr. Weaver will continue to be involved in other business activities and will not devote full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

     The Company does not have employment or noncompetition agreements with any other officers.

Compensation of Directors

     During 1998, the Company paid non-officer Directors an annual retainer of $15,000 per year and a fee of $1,000 for each meeting of the Board or a committee thereof attended. All Directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No Director who is an officer or employee of the Company receives compensation for services rendered as a Director.

     On March 4, 1999, the Board of Directors approved the Outside Directors Stock Option Plan. The plan calls for each non-employee director to be granted on April 1 of each year an option to purchase 1,000 shares of the Company's common stock at the market value on the date of the grant. The options will vest six months from the date of grant and expire ten years from the date of grant.

Stock Options

     From August 1989 through February 1992, the Company granted options to purchase an aggregate of 1,500,000 shares of the Company's Common Stock to 14 officers, Directors and key employees of the Company under its 1989 Stock Option Plan. The exercise price for each option was $.18 per share. Effective November 1, 1992, all such options were exercised by the holders. At that time, the Company loaned an aggregate of $632,800 to the 14 officers, Directors and key employees to permit them to pay the taxes due as a result of the stock option exercise. The loans bear interest at the rate of 6% per annum and were payable in four equal annual installments commencing December 31, 1993. The principal amounts of the loans made to the Named Executive Officers in the Summary Compensation Table above were as follows: Mr. Lemond--$126,580 and Mr. Baker--$6,320. In 1996, Mr. Baker paid the remaining amount of principal and interest due pursuant to his loan from the Company. Mr. Lemond paid the first two principal installments relating to his loans with the final two payments being extended. All remaining loan balances, including Mr. Lemond's, were paid in March 1998.

     The Company's Board of Directors and shareholders approved the 1993 Stock Option Plan, effective January 15, 1993, and amended it at the 1997 annual meeting of shareholders. The 1993 Stock Option Plan reserves for issuance 1,500,000 shares of the Company's Common Stock (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock) pursuant to incentive awards granted by the Stock Option Committee of the Board of Directors which administers the 1993 Stock Option Plan. The 1993 Stock Option Plan provides for the grant to officers and other key employees of the Company of incentive awards in the form of stock options or restricted stock. Stock options granted under the plan may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options").

     The following table sets forth information with respect to options granted by the Company under the 1993 Stock Option Plan to the Named Executive Officers during the fiscal year ended January 30, 1999.

                                       Option Grants in Last Fiscal Year

                                            Individual Grants (1)
                          ---------------------------------------------------------

                                         % of Total
                          Number of        Options                                      Potential Realizable Value at Assumed
                          Securities      Granted to                                        Annual Rates of Stock Price
                          Underlying     Employees in     Exercise or                     Appreciation for Option Term (2)
                           Options         Fiscal         Base Price     Expiration     -------------------------------------
    Name                  Granted (#)       Year            ($/Sh)        Date (3)              5%($)          10%($)
------------------        -----------    ------------     -----------    ----------           --------        --------
Mark L. Lemond               25,000          11.8%           11.00        04/09/08             172,946         438,279
J. Wayne Weaver                ---            ---             ---           ---                  ---             ---
Timothy T. Baker             15,000           7.1%           11.00        04/09/08             103,768         262,968
Clifton E. Sifford           10,000           4.7%           11.00        04/09/08              69,178         175,312
Larry L. Linville             7,500           3.5%           11.00        04/09/08              51,884         131,484
---------------

(1) During fiscal 1998, options to purchase an aggregate of 212,500 shares were granted to 124 employees at exercise prices equal to or above the market price on the respective grant dates. Such options have a term of ten years, subject to earlier expiration at or following termination of employment in certain circumstances.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(3) These options become exercisable in thirds on April 10, 1999, April 10, 2000 and April 10, 2001.

    The following table sets forth information with respect to the exercise of options held by the Named Executive Officers during fiscal year 1998 and unexercised stock options held by such individuals at the end of the fiscal year ended January 30, 1999.

                  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values



                                                          Number of Securities Underlying
                                                           Unexercised Options at  Fiscal    Value of Unexercised In-the-Money
                                                                      Year-End (#)            Options at Fiscal Year-End ($)(1)
                                                          -------------------------------    ----------------------------------
                      Shares Acquired          Value
      Name              on Exercise         Realized(2)      Exercisable  Unexercisable          Exercisable   Unexercisable
------------------    ---------------       -----------      -----------  -------------          -----------   -------------
Mark L. Lemond                  0                  0             81,666        53,334               347,434        115,121
J. Wayne Weaver                 0                  0                  0             0                     0              0
Timothy T. Baker           10,000             86,250             16,500        20,000                42,072         20,315
Clifton E. Sifford              0                  0              7,500        32,500                25,785         77,355
Larry L. Linville               0                  0             12,000        10,500                45,756         12,189
---------------

(1) The closing price for the Company's Common Stock as reported by The Nasdaq Stock Market on January 29, 1999 was $9.438. The value is calculated on the basis of the difference between the Common Stock option exercise price and $9.438, multiplied by the number of "in-the-money" shares of Common Stock underlying the options.
(2) The value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise, multiplied by the number of shares to which the exercise relates.


Compensation Report of Compensation and Stock Option Committees

     Executive Compensation Policy. In evaluating the performance of the Company, the Compensation Committee focuses primarily on attained increases in store growth, sales, operating income and net earnings as compared to the Company's internal financial plan for the year approved by the Board of Directors. In making compensation decisions, the Compensation Committee also reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

     The Company designs compensation programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to treat all employees fairly, to be cost-effective and to assure that all compensation will continue to be tax deductible. To that end, all programs, including those for executive officers, have the following characteristics.

      - Compensation is based on the level of job responsibility, the individual's level of performance and Company performance. Members of management have a greater portion of their pay based on Company performance than do non-management employees.

      - Compensation also takes into consideration the value of the job in the marketplace. To retain its highly skilled work force, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

      - The Company's 1993 Stock Option Plan is intended to provide a long-term incentive for executives and other key employees to maximize growth and profitability to create shareholder value.

      The basic components of executive compensation, including that of the Chief Executive Officer, consist of salary, bonus, stock options and participation in the Company's 401(k) Savings Plan, Employee Stock Purchase Plan and Executive Medical Plan. The Company does not currently provide for a deferred compensation plan or any defined benefit pension plan.

      Cash Compensation. The Compensation Committee reviews and approves salaries for the Chief Executive Officer and other executive officers on an annual basis or at other times as necessary to accommodate the hiring of new employees, promotions or other considerations. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, individual performance, Company performance, industry data for comparable positions and recommendations by senior executive officers. No predetermined weight is given to any of the above factors.

      Salary increases for the Company's executive officers have averaged approximately 10% annually for the past three years. Certain executive officers have received greater salary increases corresponding to expanded responsibilities as a result of the continued growth of the Company.

      A portion of the cash compensation of executive officers and most other salaried employees consists of bonus payments. Under the Company's Executive Incentive Compensation Plan, most salaried employees, including all executive officers, are eligible to receive a cash bonus equal to a specified percentage of the participant's base salary if certain financial objectives are met. The financial objectives for executive officers relate to the attainment of sales and operating income goals established in advance by the Company's management and approved by its Board of Directors. The Company's financial objectives for 1998 were not met and no bonuses were paid to the Named Executive Officers under this quantitative plan for fiscal 1998. The determination of the Compensation Committee to award discretionary cash bonuses (i.e., bonuses not pursuant to the Incentive Compensation Plan) is based upon the objective and subjective assessment of individual achievements and the evaluations and recommendations of the Company's Chairman. Additionally, consideration is given to each individual's aggregate cash compensation relative to the individual's position and job requirements and the individual's impact on the Company's performance over a number of years. Based on the Company's 1998 financial performance and individual achievements, discretionary bonuses were awarded to all executive officers. These bonuses were paid in March 1999.

      Stock Options. The Company considers equity compensation, in the form of stock options, to be an important element in the overall compensation of its executive officers and other key employees. The grant of stock options continues the Company's practice of increasing management's equity ownership in order to ensure that the interests of management remain closely aligned with those of the Company's shareholders. Stock options also create an incentive for the Company's key employees to remain with the Company for the long term because the options are typically not immediately exercisable and, if not exercised, are forfeited immediately if the employee is terminated for cause or voluntarily terminates his employment (other than by reason of death, disability or retirement) or within three months if employment is terminated for any other reason except death, disability or retirement.

      Options are granted pursuant to the Company's 1993 Stock Option Plan at the discretion of the Company's Stock Option Committee. The Stock Option Committee relies in large part on the recommendation of the Chairman in determining the number of option shares to be granted to executive officers, based upon the Chairman's assessment of individual performance and the Company's performance. With the exception of new employees, options are typically granted on an annual basis. Based on the Company's record performance in 1997, most field and administrative managers and all executive officers were granted options in 1998 with an exercise price equal to the market price on the grant date. See "Stock Options - Option Grants in Last Fiscal Year."

      Chief Executive Officer Compensation. The Chief Executive Officer's total compensation is based upon the same factors as the compensation of other executive officers, including his individual performance and the Company's short-term and long-term performance, as measured principally by increases in store growth, sales, operating income and net earnings. In addition, the Compensation Committee reviews the level of chief executives' compensation within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

      In establishing Mr. Lemond's cash compensation for 1998, the Compensation Committee noted that since Mr. Lemond was elected to the offices of President and Chief Executive Officer in September 1996, the Company has made substantial progress towards the completion of certain strategic initiatives aimed at bringing consistent profits and growth. In 1997, the Company achieved record levels of sales and net income, completed a major store remodeling program, enhanced the management team with the addition of key personnel and, most importantly, positioned the Company for an aggressive store expansion program for 1998 and subsequent years. Based on the aforementioned achievements and that Mr. Lemond did not receive a salary increase in 1997, Mr. Lemond's salary was increased 14% to $400,000 effective April 5, 1998. He was also granted an option to purchase 25,000 shares of the Company's Common Stock on April 10, 1998. Based on the 1998 financial results, Mr. Lemond was awarded a bonus of $75,000 payable in March 1999.

      Compensation Committee                   Stock Option Committee

        William E. Bindley                       William E. Bindley
        Gerald W. Schoor                         Gerald W. Schoor

Performance Graph

      The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Market Index and the Nasdaq Index for Retail Trade Stocks for the period from December 31, 1993 through January 29, 1999.

                              Comparison of Cumulative Total Return Among The Company,
                            Nasdaq Market Index and Nasdaq Index for Retail Trade Stocks
-------------------------------------------------------------------------------------------------------------------------

                                  December 31,    December 30,    February 2,   January 31,   January 30,    January 29,
                                      1993            1994           1996          1997          1998           1999
-------------------------------------------------------------------------------------------------------------------------
The Nasdaq Stock Market (U.S.)         100              98            140           182           215            336
-------------------------------------------------------------------------------------------------------------------------
Nasdaq Retail Trade Stocks             100              91            100           122           143            174
-------------------------------------------------------------------------------------------------------------------------
Shoe Carnival, Inc.                    100              40             28            42            70             79
-------------------------------------------------------------------------------------------------------------------------

                        [PERFORMANCE GRAPH APPEARS HERE]

Compensation Committee Interlocks and Insider Participation

      During fiscal 1998, the Compensation Committee consisted of Messrs. Bindley and Schoor. Neither of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.

Certain Transactions

     Mr. Weaver, along with Bradley W. Weaver, his son and the owner of 4.7% of the outstanding shares of the Company's Common Stock, are the principal shareholders of LC Footwear, LLC. and PL Footwear, Inc. Mr. J. Wayne Weaver is also Chairman of the Board and Chief Executive Officer of LC Footwear, LLC and PL Footwear, Inc. Bradley W. Weaver also owns and operates Weaver International Footwear, Inc. ("Weaver International").

     The Company purchases women's footwear from LC Footwear, LLC in the ordinary course of business. During 1998, the Company purchased approximately $138,000 of merchandise from LC Footwear, LLC. Management of the Company believes that purchases from LC Footwear, LLC are on terms that are not less favorable to the Company than could be obtained from unrelated third parties for comparable merchandise.

     Weaver International and PL Footwear, Inc., along with others, serve as import agents for the Company. Import agents represent the Company on a commission basis in dealings with shoe factories primarily in mainland China where most of the Company's private label shoes are manufactured. As agents for the Company, Weaver International and PL Footwear, Inc. visit shoe manufacturers, collect shoe samples, submit these samples to the Company and advise the Company of market conditions and availability of merchandise. They also help select leather, assist in detailing and quality control and coordinate the production and delivery schedule of a portion of the Company's private label merchandise. The Company pays Weaver International and PL Footwear, Inc. 10% of the gross purchase price of shoes bought through each company. In 1998, there were no commissions paid by the Company to Weaver International. Commissions paid to PL Footwear, Inc. were approximately $912,000 in 1998. Management of the Company believes that the arrangements with Weaver International and PL Footwear, Inc. are on terms that are not less favorable to the Company than could be obtained from unrelated parties.

     On November 1, 1992, the Company made loans bearing interest at the rate of 6% per annum to certain officers, Directors and key employees in connection with their exercise of stock options. See "Stock Options." During fiscal year 1998 the largest amount outstanding in connection with such loan to Mr. Lemond was $63,290. In March 1998, Mr. Lemond's note was paid in full.


                             APPOINTMENT OF AUDITORS

     The appointment of Deloitte & Touche LLP as auditors for the Company for fiscal year 1999 is recommended by the Board of Directors and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

     The Board of Directors recommends a vote FOR the appointment of Deloitte & Touche LLP as auditors for 1999.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of March 31, 1999, certain information with respect to beneficial ownership of the Company's Common Stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of the Common Stock, by each Named Executive Officer who is not a Director, and by all Directors and current executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                            Number of Shares         Percent of
            Name                           Beneficially Owned           Class
            ----                           ------------------        ----------

 J. Wayne Weaver (1)................          4,833,230   (2)           36.6%
 Delores B. Weaver (1)..............          4,833,230   (3)           36.6%
 Timothy T. Baker...................             25,053   (4)              *
 Clifton E. Sifford.................             10,833   (5)              *
 Larry L. Linville..................             18,500   (6)              *
 Dimensional Fund Advisors, Inc.
 1299 Ocean Ave, 11th Floor
 Santa Monica, CA  90401**..........            669,800   (7)            5.1%
 All current executive officers
   and Directors as a group
   (9 persons)......................          5,318,410   (8)           39.6%

----------
*    Less than 1%

**   Information  is based  solely on reports  filed by such  shareholder  under
     Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

(1) J. Wayne Weaver and Delores B. Weaver are husband and wife. Their address is 8233 Baumgart Road, Evansville, Indiana 47711.

(2) Includes 2,000,000 shares directly owned by Mr. Weaver's spouse, Delores B. Weaver, 333,230 shares owned jointly with his spouse and 500,000 shares held in a trust of which Mr. Weaver is a trustee.

(3) Includes 2,000,000 shares directly owned by Mrs. Weaver's spouse, J. Wayne Weaver, 333,230 shares owned jointly with her spouse and 500,000 shares held in a trust of which Mrs. Weaver is a trustee.

(4)  Includes 19,000 shares issuable upon the exercise of options.

(5)  Represents shares issuable upon the exercise of options.

(6) Includes 1,000 shares owned jointly with Mr. Linville's spouse and 17,500 shares issuable upon the exercise of options.

(7) The shareholder is a registered investment advisor and has sole voting and dispositive power with respect to the shares. All of the indicated shares are owned by advisory clients of the shareholder, and the shareholder disclaims beneficial ownership of such shares.

(8)  Includes 200,382 shares issuable upon the exercise of options.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

      The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 2000 Annual Meeting of Common Shareholders is January 14, 2000.

      In order to be considered at the 2000 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company's By-Laws. The Company's By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the By-Laws provide that for a shareholder to nominate a person for election to the Company's Board of Directors, the shareholder must be entitled to vote the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of the Company. The By-Laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of the Company. In order to be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

      The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of the Company By-Laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.


                           INCORPORATION BY REFERENCE

      Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Report of the Compensation and Stock Option Committees and the Performance Graph shall not be incorporated by reference in any such filings.


                                 ANNUAL REPORTS

      The Annual Report to Shareholders for the 1998 fiscal year accompanies this Proxy Statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the Annual meeting. In addition, a copy of the Company's Annual Report on Form 10-K for the 1998 fiscal year as filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge upon written request to David A. Kapp, Secretary, Shoe Carnival, Inc., 8233 Baumgart Road, Evansville, Indiana 47711.

PROXY                         SHOE CARNIVAL, INC.                          PROXY

               Proxy Solicited on Behalf of The Board of Directors
             For The Annual Meeting of Shareholders -- June 15, 1999


     The undersigned appoints Mark L. Lemond and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the Holiday Inn Airport, 4101 North U.S. Route 41, Evansville, Indiana on June 15, 1999, or at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Directors of the nominees listed under Proposal 1 and FOR Proposal 2.

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                               SHOE CARNIVAL, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]



                                           For   Withhold   For All (except
                                                            Nominee(s)
                                                            written below)

1.   Election of Directors --               []      []          []
     Nominees:   J. Wayne Weaver
                 Gerald W. Schoor
                                           _____________________



                                           For   Against    Abstain

2.   Proposal to approve the                []      []          []
     appointment of Deloitte &
     Touche LLP, as auditors for
     the Company for 1999.

3.   In their discretion, any other
     matters that may properly
     come before the meeting.



Dated:                 , 1999


Signature(s)



NOTE:  When signing as attorney, executor, administrator,
trustee or  guardian,  please give full title.  If more than one trustee, all should sign.  All joint owners must sign.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                             YOUR VOTE IS IMPORTANT!

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.